AMENDMENT TO EMPLOYMENT AGREEMENT


         In consideration for the mutual covenants herein contained, the parties hereby amend the Employment Agreement dated as of July 29, 1997 between Centennial Bank, an Oregon banking corporation (the "Employer") and Thaddeus
(Ted) R. Winnowski (the "Executive") (herein the "Agreement").

                                    RECITALS

         Employer and its parent, Centennial Bancorp, have entered into an Agreement and Plan of Reorganization (the "Merger") with Umpqua Holdings Corporation and Umpqua Bank providing for the Merger of Employer into Umpqua Bank.

                                    AGREEMENT

         The parties agree to amend the Agreement as follows:

         1. Section 2.2 of the Agreement shall be amended to read in its entirety as follows:

                  "Section 2.2      Term.

                           The term of the Executive's employment under this
                  Agreement shall continue to the later of (i) December 31, 2002 or (ii) the earlier of the termination or the consummation of the Merger." If the term extends beyond December 31, 2002, the Executive shall be entitled to a monthly salary equal to his base salary earned in December, 2002 and which shall include no bonus or incentive compensation.

         2. Section 3.3.1 of the Agreement shall be amended to read in its entirety as follows:

                           "3.3.1 In the event of a Change of Control of the
                  Employer or Centennial Bancorp, Executive shall be entitled to receive on a deferred basis as set forth in this Section 3.3.1 an amount equal to 2.99 x "Executive's Base Amount," less the value of the acceleration of unvested stock options provided in Section 3.5, such value to be determined in accordance with IRC 280G. "Executive's Base Amount" of compensation will be determined according to IRC 280G and is currently estimated to approximate $276,046. Immediately following the Change of Control, such amount will be placed by Employer in a "Rabbi Trust" to secure the payments required in this Section 3.3.1. The terms of the Rabbi Trust will be consistent with the model provisions contained in IRC Rev. Proc. 92-64, 1992-2 CB 422. The Rabbi Trust will provide for an independent third-party trustee, shall be irrevocable and shall be invested in such securities and other investments as selected by the trustee. All costs of forming and administering the trust will be paid from the contributions to, principal of, or interest earned by the trust. Payments from the trust will commence in January of 2007 and will be made to the Executive as follows: one tenth of the trust balance as of the preceding December 31 will be paid in January of the first year, one-ninth of the trust balance as of the preceding December 31 will be paid in January of the second year, one-eighth of the trust balance as of the preceding December 31 will be paid in January of the third year, etc., until the entire amount of the Trust is paid in January 2016. In the event of the death of Executive, all subsequent payments shall be made to the party designated in a written notice by Executive to Employer and in the event such party is deceased or is an entity and is no longer in existence or Executive has failed to provide Employer with written notice, then such payments shall be made to the Executive's estate or as thereafter directed by written notice of the estate to Employer. At the time of a Change of Control, Employer agrees to sell to Executive and Executive agrees to purchase the Employer owned automobile currently used by Executive at the vehicle's Kelly Blue Book wholesale value."

         3. Add three new sections to the Agreement to read in their entirety as follows:

                  3.3.3 In the event Executive becomes entitled to a payment or benefit pursuant to the terms of this Agreement or of any other plan, arrangement or agreement (collectively, the "Payments") of the Employer or its successor (or any affiliate) (collectively, the "Employer"), and the Employer's Auditor determines that the Payments result in "excess parachute payments" under section 280G of the Code, then Executive shall receive, instead of the Payments, aggregate payments equal to the Reduced Amount, if such Reduced Amount would result in net after-tax payments to Executive that are greater than the net after-tax payments he would have received without regard to this section. For purposes of this subsection 3.3.3, the "Reduced Amount" shall be the amount, expressed as a present value, that maximizes the aggregate present value of the payments without causing any payment to be nondeductible by the Employer under section 280G of the Code and "Employer's Auditor" shall mean the independent auditors retained most recently prior to the transaction implicating Section 280G of the Code by the Employer, or, if the Employer is not the surviving entity following the Change in Control, by the Employer's successor (or any affiliate).

                  3.3.4 If the amount of the aggregate payments to Executive must be reduced under section 3.3.3, then Executive shall direct in which order the payments are to be reduced, but no change in the timing of any payment shall be made without the consent of the Employer. As a result of uncertainty in the application of sections 280G and 4999 of the Code at the time of an initial determination by the Employer's Auditor, it is possible that a payment will have been made by the Employer that should not have been made (an "Overpayment") or that an additional payment that will not have been made by the Employer could have been made (an "Underpayment"). In the event that the Employer's Auditor, based upon the assertion of a deficiency by the Internal Revenue Service against the Employer or Executive that the Employer's Auditor believes has a high probability of success, determines that an Overpayment has been made, such Overpayment shall be treated for all purposes as a bilateral error subject to adjustment which Executive shall repay to the Employer, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code. In the event that the Employer's Auditor determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Employer to, or for the benefit of, Executive, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code.

                  3.3.5 Notwithstanding the provisions of Sections 3.3.3 or 3.3.4, no amount shall be reduced or shall be payable by Executive to the Employer if and to the extent that such payment would not reduce the amount that is nondeductible under section 280G of the Code or is subject to an excise tax under section 4999 of the Code or, without the consent of Executive, were to exceed $10,000.

         4. Executive acknowledges that he has relied upon his own legal counsel with respect to all matters addressed in this amendment. Upon payment by Employer to the trustee of the amounts provided by section 3.3.1 of the Agreement, Executive will look only to the trustee and the funds in the Rabbi Trust with respect to the Change of Control payment and any earnings thereon, and hereby releases Employer for any acts, errors or omissions of the trustee; except to the extent any claim of a creditor of Employer has been satisfied out of the assets of the Rabbi Trust.

         5. Except as revised in this amendment, all other terms of the Agreement remain in full force and effect.

Dated September 23, 2002

Centennial Bank


By:  /s/ Dick Williams                      /s/ Ted R. Winnowski
     -----------------------------------    -----------------------------------
         Dick Williams,                     Thaddeus (Ted) R. Winnowski
         Chairman, Centennial Bancorp       Executive


By:  /s/ Dan Giustina
     -----------------------------------
         Dan Giustina,
         Chairman, Centennial Bank

Employer